Exhibit 10.18

Highland Hospitality Corporation

Compensation for Non-Employee Directors

Annual Fees

The Chairman of our Board is paid a fee of $250,000 annually. Each of our directors (other than the Chairman and President and Chief Executive Officer) who does not serve as the chairman of one of our committees is paid a director’s fee of $20,000 annually. Each director who serves as a committee chairman, other than our Audit Committee chairman, is paid a director’s fee of $25,000 annually. The director who serves as our Audit Committee chairman is paid a director’s fee of $30,000 annually.

Effective with the completion of our initial public offering, we granted our Chairman a restricted common stock award for 175,000 shares of restricted common stock, which vest at the rate of one-third of the number of shares of restricted common stock on each of the first three annual anniversary dates of the completion of our initial public offering. The vesting of those shares of restricted common stock will accelerate if the Chairman’s service as a director terminates for death or disability, by reason of the failure of the Chairman to be re-nominated by our Board of Directors or re-elected by the stockholders (other than his voluntary withdrawal from the Board or a removal for cause and in accordance with our charter) or by reason of a change in control of our Company. Each of our other directors who is not an officer or employee received an initial grant of 5,000 vested shares of common stock concurrent with the completion of our initial public offering, received a grant of an additional 2,000 vested shares of common stock at the time of the meeting of the Board of Directors immediately following our 2004 Annual Meeting of Stockholders and, assuming each continues service on the Board of Directors, will receive a grant of an additional 2,000 vested shares of common stock at the time of the meetings of the Board of Directors immediately following our 2005 Annual Meeting of Stockholders and each subsequent annual meeting of our stockholders.

Meeting Fees

Each director, other than our Chairman and President and Chief Executive Officer, is also paid $1,500 per Board or committee meeting attended (or $500 per telephonic meeting), except that committee chairpersons are paid $2,500 per committee meeting attended.

Expenses

Directors are reimbursed for their reasonable expenses of attending board and committee meetings.